NEWS RELEASE
PHIL LYNCH	JAY KOVAL
VICE PRESIDENT	VICE PRESIDENT
DIRECTOR CORPORATE COMMUNICATIONS	DIRECTOR INVESTOR
AND PUBLIC RELATIONS	RELATIONS
502-774-7928	502-774-6903

BROWN-FORMAN REPORTS STRONG FIRST HALF UNDERLYING RESULTS;
CONFIRMS FULL YEAR GROWTH OUTLOOK

Louisville, KY, December 2, 2015 - Brown-Forman Corporation (NYSE:BFA, BFB) reported financial results for its second quarter and the first half of fiscal 2016 ended October 31, 2015. For the second quarter, the company’s reported net sales1 declined 4% to $1,096 million (+5% on an underlying basis2). Reported operating income was flat in the quarter at $302 million (+7% on an underlying basis). Diluted earnings per share were also flat at $0.97 compared to the prior-year period. For the first six months of the fiscal year, reported net sales decreased 3% (+6% on an underlying basis), reported operating income grew 1% (+9% on an underlying basis), and diluted earnings per share increased 3% to $1.72. Year-to-date reported net sales growth was negatively impacted by eight percentage points due to foreign currency exchange.

Paul Varga, the company's Chief Executive Officer said, "While adverse foreign currency exchange continued to dampen our reported results, Brown-Forman's underlying results in the first half of the year remain strong and keep us on track to achieve our full year growth outlook.  We expect our top-tier underlying results to be driven by our Jack Daniel's-led portfolio, our leadership position in the premium American whiskey category, and the breadth and balance of our geographic development."

Year-to-date Fiscal 2016 Highlights

•	Underlying net sales increased 6%:

◦	Price/mix contributed three percentage points to net sales growth and gross margin grew 20bps

◦	The Jack Daniel’s family of brands grew underlying net sales 7% (-2% reported)

◦	Jack Daniel’s Tennessee Honey grew underlying net sales 14% (+1% reported)

◦	The company’s super- and ultra-premium whiskey brands[3] grew underlying net sales double digits, including 28% underlying net sales growth from the Woodford Reserve family of brands (+29% reported)

◦	The el Jimador family of brands, including New Mix, grew underlying net sales 17% (-1% reported)

◦	Emerging markets grew underlying net sales 8% (-11% reported)

•	Underlying operating income increased 9%

•	The company returned $869 million to shareholders, including repurchases of 7.6 million shares for $739 million and dividends of $130 million.

Year-to-date Fiscal 2016 Performance By Market
Underlying net sales grew 7% (5% reported) in the United States. Sales growth was primarily driven by higher volumes, fueled by the continued rollout of Jack Daniel’s Tennessee Fire, as well as modest improvements in price/mix. Jack Daniel’s Tennessee Fire continues to enjoy broad consumer and trade acceptance, helping drive three percentage points of underlying net sales growth in the United States, even as we lap the brand’s introduction to additional states in the prior year period. Results in the United States also benefited from continued strength across the company’s portfolio of leading American whiskey brands, including the Jack Daniel’s family of brands led by Jack Daniel’s Tennessee Whiskey, the Woodford Reserve family of brands, and Old Forester.

Underlying net sales grew 8% (-11% reported) in the emerging markets, powered by continued market share gains in many markets. The company achieved particularly strong underlying growth in Turkey and Brazil. Mexico and Poland also delivered mid single-digit underlying net sales growth. Russia’s underlying net sales growth improved in the second quarter, resulting in a modest year-to-date decline. Underlying net sales declined in southeast Asia and China, but emerging Africa4 and Ukraine grew double digits.

In developed markets outside of the United States, underlying net sales grew 6% (-6% reported). Underlying net sales in Germany, France and the Czech Republic grew double digits. The United Kingdom and Canada delivered solid gains in underlying net sales while Australia and Japan were flat year over year.

Global Travel Retail’s underlying net sales declined -14% (-28% reported) year to date. The landscape in travel retail remains competitive, due in part to the decline of high spending Russian and European travelers as foreign currency swings have impacted travel and demand. The company also attributes some of this decline to the timing of orders, which the company expects to normalize over time.

Year-to-date Fiscal 2016 Performance By Brand
The company’s underlying net sales growth was led by the Jack Daniel’s family, up 7% (-2% reported). Jack Daniel’s Tennessee Honey grew underlying sales by 14% (+1% reported), powered by strong gains in markets outside of the United States. Jack Daniel’s Tennessee Fire contributed two percentage points to the family’s underlying net sales growth. Jack Daniel’s RTD business also delivered strong results in the second quarter, resulting in underlying net sales growth of 4% (-10% reported) during the first six months.

Brown-Forman’s portfolio of super and ultra-premium whiskey brands, including Woodford Reserve and Woodford Reserve Double Oaked, Jack Daniel’s Single Barrel, Gentleman Jack, Sinatra Select, No. 27 Gold, and Collingwood, collectively grew underlying net sales by double digits. Old Forester’s underlying net sales grew well into the double-digits, and the Woodford Reserve family of brands grew underlying net sales 28% (+29% reported).

The Finlandia vodka family of brands experienced a 2% decline in underlying net sales (-15% reported). While Finlandia’s sales in Russia improved sequentially, the trading environment remains extremely competitive in Poland, exacerbated by weak consumer demand.

The el Jimador family of brands grew underlying net sales by 8% (-6% reported) as the brand is experiencing broadening demand from consumers in the United States, particularly in the on premise. El Jimador’s family of brands volumes declined in Mexico as the company continues to reposition the brand at a higher level through multi-year price increases. While New Mix’s underlying net sales increase of 31% (+8% reported) benefited from customer buying patterns, distribution gains in the convenience channel and a new digital campaign also contributed to the strong year-to-date results. The Herradura family of brands grew underlying net sales by 7% (-2% reported), powered by double-digit gains in the United States.

The Southern Comfort family of brands experienced a 7% decline in underlying net sales (-11% reported) year-to-date, driven by competitive pressure from new flavored whiskies and continued weakness in the on-premise.

Other P&L Items
Company-wide price/mix improvements contributed approximately three percentage points of underlying sales growth and helped deliver gross margin expansion of 20bps. Year-to-date gross margins were held back primarily due to higher wood costs. Underlying A&P spend increased by 1% (-6% reported) and underlying SG&A increased by 3% (-2% reported).

Financial Stewardship
On November 19, 2015, Brown-Forman declared a regular quarterly cash dividend of $0.34 per share on its Class A and Class B common stock, a 7.9% increase over the prior dividend, resulting in an annualized cash dividend of $1.36 per share. The cash dividend is payable on December 30, 2015 to stockholders of record on December 3, 2015. Brown-Forman has paid regular quarterly cash dividends for 70 consecutive years and has increased the dividend for 32 consecutive years.

As of October 31, 2015, total debt was $1,782 million, up from $1,183 million as of April 30, 2015. The increase reflects the issuance of $500 million of 4.5% 30-year senior unsecured notes in June 2015.

Additionally, during the first half of fiscal 2015, the company repurchased a total of 7.6 million Class A and Class B shares for $739 million, at an average price of $97 per share. The remaining share repurchase authorization as of December 2, 2015 totaled $256 million.

Fiscal Year 2016 Outlook
Significant uncertainty remains around the global economic environment and its potential impact on our business, making it difficult to predict future results. Assuming no further deterioration in the global economy, the company expects growth to be driven by strong global demand for authentic American whiskey brands, consumer interest in flavored whiskey, and a trend towards premium spirits.
In fiscal 2016, the company continues to expect:
1. 6% to 7% growth in underlying net sales with modest gross margin expansion
2. 8% to 10% growth in underlying operating income driven by leveraging prior investments

3.
Diluted earnings per share of $3.40 to $3.60 in fiscal 2016. At today’s spot rates, the company anticipates an additional $0.05 negative impact from adverse foreign currency exchange compared to prior expectations for the full year.

Conference Call Details
Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EST) today.  All interested parties in the United States are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial 706-679-3410.  The company suggests that participants dial in ten minutes in advance of the 10:00 a.m. (EST) start of the conference call.

A live audio broadcast of the conference call will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to “Investors/Events & Presentations.” For those unable to participate in the live call, a digital audio recording of the conference call will also be available on the website approximately two hours after the conclusion of the conference call. The replay will be available for at least 30 days following the conference call.

For more than 145 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s & Cola, Jack Daniel’s Tennessee Honey, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Southern Comfort, Korbel, el Jimador, Woodford Reserve, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, and Chambord. Brown-Forman’s brands are supported by nearly 4,400 employees and sold in approximately 160 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

Footnotes:
1 Percentage growth rates are compared to prior-year periods, unless otherwise noted.
2 We present changes in certain income statement line-items that are adjusted to an “underlying” basis, which we believe assists in understanding both our performance from period to period on a consistent basis and the trends of our business. Non-GAAP “underlying” measures include changes in (a) underlying net sales, (b) underlying gross profit, (c) underlying advertising expenses, (d) underlying selling, general and administrative expenses and (e) underlying operating income. A reconciliation of each of these non-GAAP measures for the three-month and six-month periods ended October 31, 2015, to the most closely comparable GAAP measure, and the reasons why management believes these adjustments to be useful to the reader, are included in Schedule A in this press release.
3 Super/Ultra-premium whiskey brands include the Woodford Reserve family, Jack Daniel’s Single Barrel, Gentleman Jack, Sinatra Select, No. 27 Gold, and Collingwood.
4 Emerging Africa is defined as all markets in sub-Saharan Africa except the Republic of South Africa.

This press release contains statements, estimates, and projections that are “forward-looking statements” as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “seek,” “should,” “will,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and uncertainties include, but are not limited to:

•
Unfavorable global or regional economic conditions, and related low consumer confidence, high unemployment, weak credit or capital markets, budget deficits, burdensome government debt, austerity measures, higher interest rates, higher taxes, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

•
Risks associated with being a U.S.-based company with global operations, including commercial, political and financial risks; local labor policies and conditions; protectionist trade policies or economic or trade sanctions; compliance with local trade practices and other regulations, including anti-corruption laws; terrorism; and health pandemics

•	Fluctuations in foreign currency exchange rates, particularly a stronger U.S. dollar

•	Changes in laws, regulations, or policies - especially those that affect the production, importation, marketing, labeling, pricing, distribution, sale, or consumption of our beverage alcohol products

•
Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or changes in related reserves, changes in tax rules (for example, LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, and the unpredictability and suddenness with which they can occur

•	Dependence upon the continued growth of the Jack Daniel’s family of brands

•
Changes in consumer preferences, consumption or purchase patterns - particularly away from larger producers in favor of smaller distilleries or local producers, or away from brown spirits, our premium products, or spirits generally, and our ability to anticipate or react to them; bar, restaurant, travel or other on-premise declines; shifts in demographic trends; unfavorable consumer reaction to new products, line extensions, package changes, product reformulations, or other product innovation

•	Decline in the social acceptability of beverage alcohol products in significant markets

•	Production facility, aging warehouse or supply chain disruption

•	Imprecision in supply/demand forecasting

•	Higher costs, lower quality or unavailability of energy, water, raw materials, product ingredients, labor or finished goods

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in higher implementation-related or fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

•
Competitors’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, category expansion, product introductions, or entry or expansion in our geographic markets or distribution networks

•	Risks associated with acquisitions, dispositions, business partnerships or investments - such as acquisition integration, or termination difficulties or costs, or impairment in recorded value

•	Inadequate protection of our intellectual property rights

•	Product recalls or other product liability claims; product counterfeiting, tampering, contamination, or product quality issues

•	Significant legal disputes and proceedings; government investigations (particularly of industry or company business, trade or marketing practices)

•	Failure or breach of key information technology systems

•	Negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects

•	Failure to attract or retain key executive or employee talent

•	Our status as a family “controlled company” under New York Stock Exchange rules

For further information on these and other risks, please refer to the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC.

Use of Non-GAAP Financial Information: This press release includes measures not derived in accordance with U.S. generally accepted accounting principles (“GAAP”), including underlying net sales, underlying gross profit, underlying advertising expense, underlying SG&A, and underlying operating income. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP, and also may be inconsistent with similar measures presented by other companies. Reconciliations of these measures to the most closely comparable GAAP measures, and reasons for the company’s use of these measures, are presented on Schedules A and B attached hereto.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended October 31, 2014 and 2015
(Dollars in millions, except per share amounts)

	2014	2015	Change

Net sales	$1,135	$1,096	(4%)
Excise taxes	258	242	(6%)
Cost of sales	268	268	0%
Gross profit	609	586	(4%)
Advertising expenses	123	115	(7%)
Selling, general, and administrative expenses	178	171	(4%)
Other expense (income), net	5	(2)
Operating income	303	302	0%
Interest expense, net	7	12
Income before income taxes	296	290	(2%)
Income taxes	88	90
Net income	$208	$200	(3%)

Earnings per share:
Basic	$0.98	$0.98	0%
Diluted	$0.97	$0.97	0%

Gross margin	53.6%	53.5%
Operating margin	26.6%	27.6%

Effective tax rate	29.9%	31.0%

Cash dividends paid per common share	$0.290	$0.315

Shares (in thousands) used in the
calculation of earnings per share
Basic	212,087	204,055
Diluted	213,569	205,431

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Six Months Ended October 31, 2014 and 2015
(Dollars in millions, except per share amounts)

	2014	2015	Change

Net sales	$2,056	$1,995	(3%)
Excise taxes	474	444	(6%)
Cost of sales	478	475	(1%)
Gross profit	1,104	1,076	(3%)
Advertising expenses	223	209	(6%)
Selling, general, and administrative expenses	348	340	(2%)
Other expense (income), net	10	(2)
Operating income	523	529	1%
Interest expense, net	13	21
Income before income taxes	510	508	0%
Income taxes	152	152
Net income	$358	$356	0%

Earnings per share:
Basic	$1.68	$1.73	3%
Diluted	$1.67	$1.72	3%

Gross margin	53.7%	53.9%
Operating margin	25.4%	26.5%

Effective tax rate	29.9%	29.9%

Cash dividends paid per common share	$0.580	$0.630

Shares (in thousands) used in the
calculation of earnings per share
Basic	212,674	205,558
Diluted	214,202	206,933

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
(Dollars in millions)

	April 30, 2015	October 31, 2015
Assets:
Cash and cash equivalents	$370	$195
Accounts receivable, net	583	727
Inventories	953	1,067
Other current assets	348	359
Total current assets	2,254	2,348

Property, plant, and equipment, net	586	619
Goodwill	607	606
Other intangible assets	611	608
Other assets	130	138
Total assets	$4,188	$4,319

Liabilities:
Accounts payable and accrued expenses	$497	$549
Accrued income taxes	12	16
Short-term borrowings	190	303
Current portion of long-term debt	250	250
Other current liabilities	9	12
Total current liabilities	958	1,130

Long-term debt	743	1,229
Deferred income taxes	107	116
Accrued postretirement benefits	311	300
Other liabilities	164	143
Total liabilities	2,283	2,918

Stockholders’ equity	1,905	1,401

Total liabilities and stockholders’ equity	$4,188	$4,319

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Six Months Ended October 31, 2014 and 2015
(Dollars in millions)

	2014	2015

Cash provided by operating activities	$70	$161

Cash flows from investing activities:
Additions to property, plant, and equipment	(59)	(65)
Other	(4)	(1)
Cash used for investing activities	(63)	(66)

Cash flows from financing activities:
Net increase in short-term borrowings	117	113
Proceeds from long-term debt	—	490
Debt issuance costs	—	(5)
Acquisition of treasury stock	(205)	(739)
Dividends paid	(124)	(130)
Other	11	7
Cash provided by (used for) financing activities	(201)	(264)

Effect of exchange rate changes on cash and cash equivalents	(8)	(6)

Net decrease in cash and cash equivalents	(202)	(175)

Cash and cash equivalents, beginning of period	437	370

Cash and cash equivalents, end of period	$235	$195

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Six Months Ended	Fiscal Year Ended
	October 31, 2015	October 31, 2015	April 30, 2015

Reported change in net sales	(4)%	(3)%	4%
Impact of foreign currencies	8%	8%	3%
Estimated net change in distributor inventories	-	1%	(1)%

Underlying change in net sales	5%	6%	6%

Reported change in gross profit	(4)%	(3)%	5%
Impact of foreign currencies	7%	7%	3%
Estimated net change in distributor inventories	—%	1%	(1)%

Underlying change in gross profit	4%	6%	7%

Reported change in advertising	(7)%	(6)%	—%
Impact of foreign currencies	6%	7%	4%

Underlying change in advertising	(1)%	1%	4%

Reported change in SG&A	(4)%	(2)%	2%
Impact of foreign currencies	5%	6%	2%

Underlying change in SG&A	1%	3%	4%

Reported change in operating income	—%	1%	6%
Impact of foreign currencies	5%	4%	6%
Estimated net change in distributor inventories	2%	3%	(3)%

Underlying change in operating income	7%	9%	9%

Note: Totals may differ due to rounding

Notes:
We present changes in certain income statement line-items that are adjusted to an “underlying” basis, which are non-GAAP measures that we believe assists in understanding both our performance from period to period on a consistent basis, and the trends of our business.
To calculate each of the measures reflected above, we adjust for (a) foreign currency exchange and (b) if applicable, estimated net changes in trade inventories. These adjustments are defined below.

•
“Foreign exchange.” We calculate the percentage change in our income statement line-items in accordance with GAAP and adjust to exclude the cost or benefit of currency fluctuations. Adjusting for foreign exchange allows us to understand our business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying trend both positively and negatively. (In this press release, “dollar” always means the U.S. dollar unless clearly denoted otherwise.) To eliminate the effect of foreign exchange fluctuations when comparing across periods, we translate current year results at prior-year rates.

•
“Estimated net change in trade inventories.” This term refers to the estimated net effect of changes in distributor inventories on changes in our measures. For each period being compared, we estimate the effect of distributor inventory changes on our results using depletion information provided to us by our distributors. We believe that this adjustment reduces the effect of varying levels of distributor inventories on changes in our measures and allows to understand better our underlying results and trends.

Management uses “underlying” measures of performance to assist it in comparing and measuring our performance from period to period on a consistent basis, and in comparing our performance to that of our competitors. We also use underlying measures as metrics of management incentive compensation calculations. Management also uses underlying measures in its planning and forecasting and in communications with the board of directors, stockholders, analysts and investors concerning our financial performance. We have provided reconciliations of the non-GAAP measures adjusted to an “underlying” basis to their most closely comparable GAAP measures and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.

Schedule B
Brown-Forman Corporation
Supplemental Brand Information (Unaudited)
Six Months Ended October 31, 2015

	% Change vs. FY2015
Brand	Depletions[1]		Net Sales[2]
	9-Liter	Equivalent Conversion [3]	Reported	Foreign Exchange	Estimated Net Change in Trade Inventories	Underlying
Jack Daniel’s Family	5%	6%	(2)%	8%	1%	7%
Jack Daniel’s Tennessee Whiskey	3%	3%	(3)%	7%	—%	4%
Jack Daniel’s Tennessee Honey	12%	12%	1%	7%	6%	14%
Other Jack Daniel’s Whiskey Brands[4]	50%	50%	17%	7%	15%	39%
Jack Daniel’s RTD/RTP[5]	3%	3%	(10)%	14%	—%	4%
Southern Comfort Family	(7)%	(7)%	(11)%	5%	—%	(7)%
Finlandia Family	(8)%	(4)%	(15)%	16%	(2)%	(2)%
el Jimador Family[6]	—%	—%	(6)%	10%	4%	8%
New Mix RTD[7]	22%	22%	8%	23%	0%	31%
Herradura Family[8]	5%	5%	(2)%	12%	(3)%	7%
Woodford Reserve Family	26%	26%	29%	2%	(3)%	28%
Canadian Mist Family	(8)%	(8)%	(10)%	0%	2%	(8)%
Rest of Brand Portfolio (excl. Discontinued Brands)	(1)%	(1)%	(1)%	8%	(2)%	4%
Total Portfolio	4%	3%	(3)%	8%	1%	6%

Note: Totals may differ due to rounding.
1 Depletions are shipments direct to retail or from distributors to wholesale and retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand.
2 Net sales is a shipment based metric; shipments and depletions can be different due to timing. Please see the Notes to Schedule A in this press release for additional information on the impact of foreign currencies and estimated net change in distributor inventories and the reasons why we believe that the presentation of these non-GAAP financial measures provides useful information to investors.
3Equivalent conversion depletions represent the conversion of ready-to-drink (RTD) and ready-to-pour (RTP) brands to a similar drinks equivalent as the parent brand for various trademark families. RTD volumes are divided by 10, while RTP volumes are divided by 5.
4 Includes Gentleman Jack, Jack Daniel's Single Barrel, Sinatra Select, No. 27 Gold, Jack Daniel's Tennessee Fire, Jack Daniel's Master's Collection, Jack Daniel's Rye, Jack Daniel's 1907, and Jack Daniel's Single Barrel Barrel Proof whiskey.
5 Refers to RTD and RTP line extensions of Jack Daniel’s.
6 Includes el Jimador, el Jimador Flavors, el Jimador RTDs.
7 New Mix RTD brand produced with el Jimador tequila.
8 Includes Herradura, Herradura Ultra, Herradura Coleccion De La Casa, and Herradura Seleccion Suprema.